Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
PRIVATEBANCORP, INC.

PRIVATEBANCORP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:
1.     The name of the Corporation is PrivateBancorp, Inc. The Corporation was originally incorporated under the name Private Bancorp, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 7, 1989.
2.     This Restated Certificate of Incorporation, which was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as so amended or supplemented.
3.     The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

FIRST:    The name of the Corporation is PrivateBancorp, Inc.

SECOND:    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The nature of business to be conducted or promoted and the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred eighty million (180,000,000) consisting of one million (1,000,000) shares of preferred stock, without par value (the “Preferred Stock”), one hundred seventy-four million (174,000,000) shares of voting common stock, without par value (the “Common Stock”) and five million (5,000,000) shares of non-voting common stock, without par value (the “Non-Voting Common Stock”); provided that any increase in the number of shares of Non-Voting Common Stock authorized shall be approved by the holders of a majority of the Non-Voting Common Stock then outstanding. Shares of Non-Voting Common Stock purchased or acquired by the Corporation will be canceled and revert to authorized but unissued shares of Non-Voting Common Stock.

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the above classes of capital stock are as follows:

PREFERRED STOCK

1. The Board of Directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board of Directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance thereof, and as are not stated in this Certificate of Incorporation, or any amendment thereto. All shares of any one series shall be of equal rank and identical in all respects.

2. No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared pro rata on all shares of Preferred Stock at the time outstanding in each other series which ranks equally as to dividends with such particular series.

3. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

4. Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

5. Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Certificate of Incorporation, as amended, which shall increase or decrease the authorized shares of the Preferred Stock may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock of the Corporation.

COMMON STOCK AND NON-VOTING COMMON STOCK

1. Rights of the Common Stock and Non-Voting Common Stock. Except as set forth in paragraphs 2, 3, 5, 6, 7, 8 and 9 below, the Common Stock and the Non-Voting Common Stock shall have the same rights and privileges, share ratably and be identical in all respects as to all matters.

2. Voting Rights. Except as may be otherwise required by law or this Certificate of Incorporation, as amended, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her of record on the books of the Corporation on all matters voted upon by the stockholders. The holders of Non-Voting Common Stock shall have no voting rights except as provided herein or required by law.

3. Dividends. Subject to preferential dividend rights, if any, applicable to any shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, redemption, retirement or sinking funds for the Preferred Stock, the holders of the Common Stock and Non-Voting Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors. The holders of the Common Stock and the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by each such holder. All dividends paid with respect to the Common Stock and Non-Voting Common Stock shall be paid pro rata to the holders of such shares entitled thereto. In the event a dividend payable in shares of capital stock of the Corporation (a “Stock Dividend”) is declared or paid with respect to the Common Stock or the Non-Voting Common Stock, then a Stock Dividend shall likewise be declared or paid with respect to the other class and shall consist of shares of such other class in the same number of shares on a per-share basis as the number of shares comprising the Stock Dividend with respect to the first referenced class. Stock Dividends with respect to Common Stock may be paid only in shares of Common Stock, and Stock Dividends with respect to Non-Voting Common Stock may be paid only in shares of Non-Voting Common Stock.

4. Distributions. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock and the Non-Voting Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by them. For purposes of this paragraph 4, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5. Adjustment. In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Non-Voting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, only holders of Common Stock shall receive shares of Common Stock and only holders of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock.

6. Conversion. The Non-Voting Common Stock shall convert in accordance with the provisions of this paragraph 6.

(a) Conditions of Conversion. If any holder of shares of Non-Voting Common Stock surrenders to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the holder’s shares of Non-Voting Common Stock then each share of Non-Voting Common Stock represented by such certificate or certificates will convert into one share of Common Stock. Except as otherwise provided herein, each conversion of Non-Voting Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Non-Voting Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation. Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated. Furthermore, shares of Non-Voting Common Stock held by a holder will not convert if and to the extent, upon conversion, the holder would own, control, or have the power to vote, in the aggregate, more than 9.99% of the total shares of Common Stock issued and outstanding at that time after giving effect to the conversion, except for holders who have received approval from the Board of Governors of the Federal Reserve System or its delegees (the “Federal Reserve”) to own a larger percentage of outstanding shares of Common Stock. Notwithstanding the foregoing, a holder of shares of Non-Voting Common Stock may transfer shares of its Non-Voting Common Stock or Common Stock issued upon conversion of its Non-Voting Common Stock in an Approved Transfer as defined below.

The holder of shares of Non-Voting Common Stock tendered for conversion will be entitled to receive a certificate or certificates representing that number of shares of Common Stock into which their shares of Non-Voting Common Stock have been converted. The term “Approved Transfer” means (i) a public offering, private placement, sale or other transfer in which no one transferee (or group of associated transferees)

acquires in excess of 2% of the outstanding Common Stock of the Corporation, (ii) a sale or transfer of shares of Non-Voting Common Stock or Common Stock to the Corporation, (iii) in the case of shares of Non-Voting Common Stock held by a corporation, partnership, limited liability company or other entity, any distribution or transfer to such holder’s stockholders, members, partners and/or their affiliates provided no distributee or transferee receives more than 2% of the Common Stock of the Corporation, (iv) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a public offering or other Approved Transfer on the holder’s behalf, provided such shares of Common Stock are held by such broker or investment banker who only holds such shares for such period of time as will permit the sale thereof on a reasonable basis, or (v) any transfer to a transferee that would control more than 50% of the Common Stock of the Corporation without any such transfer. All investors in an entity described in clause (iii) of the immediately preceding sentence, whether controlling or noncontrolling partners or their affiliates of such an entity, may be considered by the Federal Reserve to be affiliates of such entity for purposes of such transfers, and any such affiliates who obtain, upon conversion of such shares of Non-Voting Common Stock, shares of Common Stock, will each be subject to all applicable banking laws and regulations as a result of such transaction, and therefore may be required to provide the Federal Reserve with an application or notice as a result of such transfer and conversion.

The issuance of certificates, if any, for shares of Common Stock upon conversion of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock upon conversion of Non-Voting Common Stock. The Corporation shall not close its books against the transfer of Non-Voting Common Stock or of Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which interferes with the timely conversion of Non-Voting Common Stock. The Corporation shall assist and cooperate with any holder of shares of Non-Voting Common Stock or Common Stock issued or issuable upon conversion of Non-Voting Common Stock in making any required governmental filings or notices or obtaining any governmental approval prior to or in connection with any conversion of shares of Non-Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

If the holder or transferee fully complies with this paragraph 6, the Corporation shall, as soon as practicable thereafter, instruct its transfer agent to deliver to such holder or transferee, or to such holder’s nominee or nominees, the number of shares of Common Stock to which such holder or transferee shall be entitled, rounded down to the nearest whole share, and a check for any amount payable hereunder in lieu of a fractional share, along with a certificate or other evidence of ownership representing any shares of Non-Voting Common Stock that the holder or transferee has not elected to convert hereunder but which constituted part of the shares of Non-Voting Common Stock represented by the certificate or certificates surrendered.

(b) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Non-Voting Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock. The Corporation shall take all action necessary so that all shares of Common Stock issuable upon conversion of Non-Voting Common Stock will upon issue be duly and validly issued, fully paid, and non-assessable, and free from all taxes, liens, charges and encumbrances in respect of the issuance or delivery thereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock issuable upon conversion of the Non-Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Non-Voting Common Stock.

7. Mergers, Consolidations, Etc. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting under the resulting institution’s organizational documents to the same extent as the Non-Voting Common Stock is non-voting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Non-Voting Common Stock shall retain securities with substantially the same rights and benefits as the Non-Voting Common Stock. Subject to the foregoing, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its stockholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Common Stock.

8. Notices. At any time notice is provided to the holders of Common Stock, the Corporation shall give written notice to all holders of Non-Voting Common Stock at or prior to such time; provided that the Corporation shall provide the holders of Non-Voting Common Stock any such notice at least 5 business days prior to the date such holders would be required to take any action to convert Non-Voting Common Stock prior to any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation.

9. Amendment. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Incorporation which could affect the holders of the Non-Voting Common Stock in a manner different than the holders of the Common Stock or which could affect any rights of the holders of the Non-Voting Common Stock which are different than the rights of the holders of the Common Stock without the prior written consent of the holders of a majority of the Non-Voting Common Stock outstanding as of the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Non-Voting Common Stock then outstanding. No other course of dealing between the Corporation and the holder of any Non-Voting Common Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.

FIFTH:    The names and mailing address of the incorporators are as follows:

Mr. William R. Langley and
Mr. Ralph B. Mandell
One First National Plaza
Suite 2648
Chicago, Illinois 60603

SIXTH:     The number of directors of the Corporation shall be fixed from time to time by the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws so provide. The successors of the directors whose terms expire at the 2013 annual meeting of stockholders shall serve a term of office to expire at the 2014 annual meeting of shareholders; at the 2014 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall serve a term of office to expire at the 2015 annual meeting of shareholders; and at the 2015 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall serve for a term of office expiring at the annual meeting of stockholders next following their election, with each director to hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

SEVENTH:    The name and mailing address of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

William R. Langley
Ralph B. Mandell

EIGHTH:     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

NINTH:     The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigate, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article NINTH or otherwise.

For purposes of this Article NINTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

The provisions of this Article NINTH shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

TENTH:    Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation to the contrary and notwithstanding that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of all classes of stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Articles SIXTH, TENTH and THIRTEENTH of this Certificate of Incorporation.

ELEVENTH:     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TWELFTH:     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

THIRTEENTH: Except as may be otherwise required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of stock held by him or her of record on the books of the corporation on all matters voted upon by the stockholders. No action required to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without an annual or special meeting of the stockholders, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

IN WITNESS WHEREOF, PRIVATEBANCORP, INC. has caused this Restated Certificate of Incorporation to be signed by Larry D. Richman, its President and Chief Executive Officer, this 6th day of August 2013.

PRIVATEBANCORP, INC.

By: /s/ Larry D. Richman
Name: Larry D. Richman
Title: President and Chief Executive Officer

10